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                                                                    Exhibit 4(i)

                                PROMISSORY NOTE
                                ---------------

    $587,500.00               San Antonio, Texas      ____________, 1999


     FOR VALUE RECEIVED, the undersigned, Enviro-Clean of America, a Nevada corporation ("Maker"), hereby promises to pay to the order of Michael Rose (the "Payee"), at San Antonio, Texas, the principal sum of Five Hundred Eighty Seven Thousand Five Hundred and No/100 Dollars ($587,500.00), together with interest on the principal balance outstanding, at a rate per annum equal to _______________ [the prime rate of Chase Manhattan Bank, N.A. as published on the Business Day immediately preceding the Closing Date]; provided, however, that such interest rate shall never exceed the highest rate of interest allowed by applicable law. Interest on this Note shall be calculated at a daily rate equal to 1/365 of the annual percentage rate which this Note bears, subject to the provisions hereof limiting interest to the maximum permitted by applicable law.

     This Note is due and payable as follows:

          The principal shall be due and payable in twelve (12) equal quarterly installments of Forty Eight Thousand Nine Hundred Fifty Eight and 33/100 Dollars ($48,958.33) each, due on the 1st day of [January, April, July and October] of each year, beginning on [January 1st, 2000] and continuing regularly and quarterly until the principal has been paid.

          All accrued interest shall be due and payable quarterly on the outstanding balance, on the same dates as the principal, but in addition to the payments of principal.

          Any remaining principal and all accrued but unpaid interest shall be due and payable on [October] 1st, 2002.

     All past due principal on this Note shall bear interest at the maximum rate allowed by law. This note may be prepaid at any time without premium or penalty. All prepayments shall be applied first to accrued but unpaid interest and then to principal. Partial payments of principal shall be applied to quarterly installments in inverse order of maturity.

     Upon the occurrence of an Event of a Default, as such term is defined in that one certain Pledge and Security Agreement of even date herewith, made by Maker in favor of Payee (the "Stock Pledge Agreement"), then, at the option of the Payee, the unpaid principal balance of this Note, together with all accrued interest thereon, shall at once become mature and due and payable without notice, presentment or demand for payment. Failure of Payee to exercise such option shall not constitute a waiver of the Payee's right to exercise such option in the event of any subsequent default.
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     If after default, this Note is placed in the hands of an attorney for collection, or if collected through judicial proceedings, Maker shall pay, in addition to sums referred to above, a reasonable sum as attorneys' fees and all other costs incurred by Payee in collection of the unpaid amounts due hereunder.

     Maker, and any and all endorsers, guarantors and all persons liable or to become liable on this Note, severally, expressly waive demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, and non-payment as to this Note and as to each installment hereof and the bringing of such suit and diligence in taking any action to collect any sums owing hereunder against the rights and properties securing payment hereof. Maker and any endorsers or guarantors hereof agree that the time for payments hereunder may be extended from time to time without notice and consent to the acceptance of further security or the release of any existing security for this Note, all without in any manner affecting their liability under or with respect to this Note. No extension of time for the payment of this Note or any installment thereof shall affect the liability of the Maker under this Note even though the Maker is not a party to such agreement.

     This Note (i) is executed and delivered pursuant to the terms of that certain Stock Purchase Agreement dated as of August 31, 1999, among Enviro-Clean of America, Inc. a Nevada corporation, June Supply Corp., a Nevada corporation, June - Supply San Antonio, Inc., a Texas corporation, and Michael Rose and Alan Stafford, (ii) is subject to rights of suspension and offset in favor of Maker as described in Sections 7.10, 9.02 and 10.02 thereof, and (iii) is secured by the pledge of the Collateral as such term is defined in the Stock Pledge Agreement.

     THIS NOTE HAS BEEN NEGOTIATED, EXECUTED AND MADE IN THE STATE OF TEXAS, WITH REFERENCE TO THE LAWS OF SAID STATE (INCLUDING APPLICABLE FEDERAL LAW) AND IT IS UNDERSTOOD AND AGREED THAT THE LEGALITY, ENFORCEABILITY AND CONSTRUCTION HEREOF SHALL BE GOVERNED BY TEXAS LAW, INCLUDING SUCH APPLICABLE FEDERAL LAW.

     IN WITNESS WHEREOF, the Maker has executed this Note effective as of the date and year first above written.

ADDRESS:                      MAKER:
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1023 Morales Street           Enviro-Clean of America, a Nevada corporation
San Antonio, Texas 78207

                              By:
                                 --------------------------------
                                 Randall Davis, President

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